Exhibit 5

LAW OFFICES OF

FISHER THURBER LLP

A Limited Liability Partnership Including Professional Corporations

Of Counsel F. Marshall Thurber F. Kevin Loughran	4225 Executive Square Suite 1600 La Jolla, California 92037-1483	Telephone (858) 535-9400 Fax (858) 535-1616

March 3, 2006

Board of Directors

Natural Alternatives International, Inc.

1185 Linda Vista Drive

San Marcos, CA 92078

Re:	Registration Statement on Form S-3

Our File No. 141.57

Gentlemen:

We have acted as special counsel for Natural Alternatives International, Inc. (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-3 (the “Registration Statement”), pursuant to which certain stockholders may sell up to 510,000 shares of the Company’s common stock (“Common Stock”).

We are familiar with the proceedings by which the Common Stock has been authorized, and we have reviewed and are familiar with the Amended and Restated Certificate of Incorporation and the By-Laws of the Company and such other corporate records and documents as we have deemed necessary to express the opinion herein stated.

In rendering the opinion herein we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents and all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, we are of the opinion that the Common Stock to be sold and delivered as contemplated by the Registration Statement was validly issued and is fully paid and nonassessable.

We hereby consent to the references to this firm in the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

Fisher Thurber LLP

By:	/s/ David A Fisher
David A. Fisher

DAF: caa